MEMORANDUM

DATE: September 20, 1999
TO:   File
FROM: Tracey Kelly
RE:   Item 77(d): Form N-SAR for Fidelity Puritan Trust

The following is an update to Fidelity Balanced Fund, Fidelity Puritan Fund, Fidelity Low-Priced Stock Fund, and Fidelity Global Balanced Fund pursuant to a Board approved vote on April 15, 1999.

Effective June 1, 1999, Fidelity Balanced Fund, Fidelity Puritan Fund, Fidelity Low-Priced Stock Fund, and Fidelity Global Balanced Fund are permitted to lend up to 15% of net assets to other funds through the interfund lending program, and will be subject to the standard 1940 Act borrowing limit of 33 1/3% of total assets as set forth in the funds' standard fundamental borrowing limit.

The following is an additional update to Fidelity Balanced Fund, Fidelity Puritan Fund, Fidelity Low-Priced Stock Fund and Fidelity Global Balanced Fund pursuant to a Board approved vote on May 20, 1999.

Effective June 1, 1999, Fidelity Balanced Fund, Fidelity Puritan Fund, Fidelity Low-Priced Stock Fund and Fidelity Global Balanced Fund will define "total assets" for purposes of each fund's fundamental and non-fundamental name test policies to be total assets of each fund less collateral held for securities lending transactions.